UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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THE E.W. SCRIPPS COMPANY
(Exact Name of Registrant as Specified in its Charter)

Ohio	31-1223339
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
_______________

312 Walnut Street
Cincinnati, Ohio 45202
(Address, including zip code, of Registrant’s Principal Executive Offices)

THE E.W. SCRIPPS COMPANY
2023 LONG-TERM INCENTIVE PLAN
(Full title of plan)
_______________

William Appleton, Esq.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
(513) 977-3997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in The E.W. Scripps Company 2023 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by The E.W. Scripps Company (the “Company”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

2. The Company’s Current Report on Form 8-K filed with the SEC on February 16, 2023.

3. The description of the Company’s Class A Common Shares, $0.01 par value per share (Class A Common Shares), set forth in the Company’s Registration Statement on Form 10 (File No. 000-16914) filed with the SEC pursuant to Section 12(b) of the Exchange Act, and including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company (other than portions furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the Company’s Class A Common Shares registered hereby have been passed upon for the Company by William Appleton, Executive Vice President and General Counsel of the Company. Mr. Appleton is an employee of the Company and eligible to participate in the Plan. He owns 106,090 Class A Common Shares and 32,340 Restricted Stock Units.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1701.13 of the Ohio Revised Code provides that a corporation may indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (a “derivative action”), in which such person is made a party by reason of the fact that the person is or was a director or officer of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the director or officer seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s code of regulations, a disinterested director vote, a shareholder vote, an agreement or otherwise.

Under Ohio law, directors are entitled to advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

The Company’s articles of incorporation provide that, to the fullest extent authorized or permitted by Ohio law, as now in effect (as summarized above) or as amended, it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of it, or by reason of the fact that a director or officer of it is or was serving, at its request, as an officer, director, employee, trustee or agent of another corporation or enterprise, including service with respect to employee benefit plans maintained or sponsored by it. Any amendment of this provision will not reduce the Company’s indemnification obligations relating to actions taken before such amendment. The articles also provide that Scripps must pay, to the fullest extent permitted by Ohio law, expenses incurred by a director or officer in defending any proceeding in advance of its final disposition.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Amended Articles of Incorporation of the Company [Incorporated herein by reference to Exhibit 99.03 to the Current Report on Form 8-K filed by The E.W. Scripps Company with the SEC on February 17, 2009].

4.2	Amendment to Amended Articles of Incorporation of the Company [Incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the SEC on March 11, 2015].

4.3	Amendment to Amended Articles of Incorporation of the Company [Incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Company on January 4, 2021].

4.4	Amended and Restated Code of Regulations of the Company [Incorporated herein by reference to Exhibit 10.02 to the Current Report on Form 8-K filed by the Company with the SEC on May 10, 2007].

4.5	The E.W. Scripps Company 2023 Long-Term Incentive Plan [Incorporated herein by reference to Appendix to Schedule 14A filed by the Company with the SEC on March 17, 2023].

5.1	Opinion of William Appleton with respect to the legality of the securities being registered*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of William Appleton (contained in his opinion, which is filed as Exhibit 5.1)*

24.1	Power of attorney for each director signing the Registration Statement*

107.1	Calculation of Filing Fee Table*
*Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on the 1st day of May, 2023.

THE E.W. SCRIPPS COMPANY

By:	/s/ Adam P. Symson
Adam P. Symson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Adam P. Symson Adam P. Symson	President and Chief Executive Officer (Principal Executive Officer)	May 1, 2023
/s/ Jason P. Combs Jason P. Combs	Executive Vice President/Chief Financial Officer	May 1, 2023
/s/ Daniel W. Perschke Daniel W. Perschke	Vice President/Controller	May 1, 2023
* Marcellus W. Alexander, Jr.	Director	May 1, 2023
* Charles L. Barmonde	Director	May 1, 2023
* Kelly P. Conlin	Director	May 1, 2023
* Lauren Rich Fine	Director	May 1, 2023
* Raymundo H. Granado, Jr.	Director	May 1, 2023
* John W. Hayden	Director	May 1, 2023
* Monica O. Holcomb	Director	May 1, 2023
* Burton F. Jablin	Director	May 1, 2023
* Leigh B. Radford	Director	May 1, 2023
* Kim Williams	Director	May 1, 2023
*William Appleton, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named directors and officers of The E.W. Scripps Company which have been filed with the Commission on behalf of such directors and officers.

By:	/s/ William Appleton
William Appleton
Attorney-in-Fact
May 1, 2023